Exbibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Destiny Tech100 Inc. on Form N-2/A3 (File No. 333-278734) of our report dated March 25, 2025, with respect to our audit of the financial statements as of December 31, 2024 and for the year then ended and the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for the periods presented, which report is included in the Annual Report on Form N-CSR of Destiny Tech100 Inc. for the year ended December 31, 2024.

We also consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is also part of this Registration Statement.

/s/ Marcum llp

Marcum llp

San Francisco, California

May 19, 2025